UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    September 15, 2004

PACIFICARE HEALTH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31700	95-4591529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Plaza Drive, Cypress, California 90630-5028

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code:    (714) 952-1121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On September 15, 2004, PacifiCare Health Systems, Inc. (“PacifiCare”) and its wholly-owned subsidiary, Ashland Acquisition Corp. (the “Merger Subsidiary”), entered into an Agreement and Plan of Merger (“Merger Agreement”) with American Medical Security Group, Inc. (“AMS”) pursuant to which PacifiCare agreed to acquire AMS through a merger between the Merger Subsidiary and AMS, subject to satisfaction of conditions to closing. The transaction was announced in a press release filed as Exhibit 99.1 to this Current Report.

The following is a brief summary of the Merger Agreement. Please refer to the Merger Agreement filed as Exhibit 2.01 to this Current Report for the complete provisions of the Merger Agreement.

Pursuant to the Merger Agreement, PacifiCare agreed to acquire all of the outstanding shares of common stock of AMS for $32.75 per share and agreed to cash-out all of the AMS’ options, restricted stock, deferred stock and deferred stock units, whether vested or unvested, at a price equal to $32.75 per share minus the exercise price of the cashed-out options. If a holder of options does not agree to the cash-out, then the options will be assumed by PacifiCare and become options to acquire PacifiCare common stock (with the number of shares and exercise price adjusted based upon the Option Exchange Ratio, as defined in the Merger Agreement). PacifiCare also will assume AMS debt, which was approximately $30.2 million at June 30, 2004.

PacifiCare will finance the aggregate purchase price of approximately $502 million (on a fully diluted basis) using $400 million of term debt from a new $750 million bank facility to be entered into pursuant to a bank commitment and the use of internally generated cash. The new $750 million bank facility will include $550 million of term debt, $150 million of which will be used to refinance PacifiCare’s existing term loan, and a new $200 million revolving credit facility.

The conditions to closing for PacifiCare under the Merger Agreement include:

•	The representations and warranties of AMS are true as of the closing date (unless a representation speaks as of an earlier date), except for deviations that do not have a material adverse effect on AMS;

•	No event or circumstance has occurred since July 2, 2004 that has a material adverse effect on AMS;

•	No litigation by a governmental authority challenging the acquisition is pending;

•	PacifiCare and AMS have obtained all required regulatory approvals; and

•	AMS’ shareholders have approved the merger.

2

The Merger Agreement contains representations and warranties and pre-closing covenants for both parties. The Merger Agreement contains a covenant precluding AMS from directly or indirectly soliciting, knowingly facilitating or encouraging, participating in any discussions or negotiations regarding, or providing any non-public information with respect to, any acquisition proposal for a merger or other business combination with a party other than PacifiCare. The covenant is subject to exceptions to allow the board of directors of AMS to respond to unsolicited proposals in compliance with its fiduciary duties.

The Merger Agreement may be terminated by either party if the conditions to closing are not satisfied by February 28, 2005 (the “End Date”). The End Date is automatically extended until June 30, 2005 if the only conditions that remain outstanding are regulatory approvals or if the Securities and Exchange Commission has not cleared the proxy statement for the AMS special meeting of shareholders to approve the merger (the “AMS Shareholder Meeting”) by March 1, 2005.

PacifiCare may terminate the Merger Agreement if:

•	AMS’ board of directors changes its recommendation in favor of the merger;

•	AMS’ shareholders do not approve the merger at the AMS Shareholder Meeting;

•	A law or Restraint (as defined in the Merger Agreement) makes the consummation of the merger illegal; or

•	AMS breaches the Merger Agreement and the breach is not cured within the cure period specified in the Merger Agreement.

AMS may terminate the Merger Agreement if:

•	AMS’ shareholders do not approve the merger at the AMS Shareholder Meeting;

•	A law or Restraint makes the consummation of the merger illegal;

•	PacifiCare breaches the Merger Agreement and the breach is not cured within the cure period specified in the Merger Agreement; or

•	AMS receives a Superior Proposal (as defined in the Merger Agreement) and after following the process outlined in the Merger Agreement, exercises its right to terminate the Merger Agreement in order to accept the Superior Proposal.

If the Merger Agreement is terminated under certain circumstances, including, without limitation, following a change in recommendation of AMS’ board of directors or AMS’ decision to accept a Superior Proposal, then AMS will owe PacifiCare a termination fee of $17,475,000 (less any Paid Expenses, as defined in the Merger Agreement).

3

Section 9—Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

2.01	Agreement and Plan of Merger dated as of September 15, 2004 between PacifiCare Health Systems, Inc., Ashland Acquisition Corp. and American Medical Security Group, Inc.

99.1	Press Release issued on September 15, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFICARE HEALTH SYSTEMS, INC.

Dated: September 15, 2004	By:	/s/ Peter A. Reynolds
Peter A. Reynolds Senior Vice President and Corporate Controller (Principal Accounting Officer)

4

INDEX TO EXHIBITS

2.01	Agreement and Plan of Merger dated as of September 15, 2004 between PacifiCare Health Systems, Inc., Ashland Acquisition Corp. and American Medical Security Group, Inc.

99.1	Press Release issued on September 15, 2004.